                                                                    EXHIBIT 99.1

                                                             Investor Relations:
                                                                     Leigh Salvo
                                                                   (650)314-1000
                                                                 ir@catapult.com

                 CATAPULT COMMUNICATIONS REPORTS RECORD REVENUES
                       AND NET INCOME FOR FISCAL YEAR 2004

MOUNTAIN VIEW, CALIFORNIA OCTOBER 28, 2004 - Catapult Communications Corporation (Nasdaq: CATT) today reported record revenues of $58 million for the fiscal year ended September 30, 2004, an increase of 28% over fiscal 2003. Net income for the fiscal year ended September 30, 2004 was a record $13.9 million or $0.95 per diluted share. This compares to net income of $4.4 million or $0.33 per diluted share for fiscal year 2003.

For the fourth quarter ended September 30, 2004, revenues were $15.4 million, an increase of 51% over the fourth quarter of fiscal 2003. Net income for the fourth fiscal quarter was $5.5 million or $0.38 per diluted share. This compares to net income of $1.2 million or $0.09 per diluted share in the same quarter the previous year.

Catapult recorded a tax benefit of $1.8 million or $0.12 per diluted share in the fourth quarter of fiscal 2004. This reflects primarily a reduction in accrued tax liability upon the successful completion of an IRS audit. In the fourth quarter of fiscal 2003, a tax benefit of $1.7 million or $0.13 per diluted share was recorded, reflecting the net impact of losses incurred in the U.S. and profits generated in other jurisdictions, as well as an additional $1.5 million in tax benefits from the favorable resolution of international tax issues.

"In the fourth quarter, our results once again exceeded our expectations, due to stronger than anticipated performance in three of our four regions," said Dr. Richard A. Karp, Catapult's Chairman and CEO. "Revenues in Europe were up 248% year-over-year. In Japan, the rate of technological change - the primary driver for our business - continues to be high. In our Rest of World region, which includes China, where we recently opened an office, revenues were up 184%. Although it will take time to build a strong presence in China, I continue to view this as a high potential area."

During the fourth quarter of fiscal 2004, Catapult completed a stock offering that included 200,000 primary shares. The offering also included 1,081,250 secondary shares which Tekelec received upon conversion of $17.3 million in notes payable which had been issued as part of the purchase price for Catapult's acquisition of Tekelec's network diagnostic business in 2002. The offering also included 437,187 secondary shares sold by Dr. Karp and by Nancy Karp, a director of Catapult, of which 137,187 shares represented an over-allotment option exercised by the underwriters shortly after quarter end.

Catapult's combined cash and short-term investment position increased by $6.2 million to $52.7 million in the fourth quarter of 2004. Net proceeds from the offering accounted for $3.0 million of this increase. With the conversion of the notes payable, Catapult is once again debt-free.
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BUSINESS OUTLOOK
"The current uncertainty in our North American region appears to be offset by the exceptional growth in our other worldwide regions," stated Karp. "As a result, I currently forecast that revenues in the first quarter of fiscal year 2005 will be $15.2 million, a 38% increase from the same quarter of our last fiscal year, and that our diluted earnings per share will be 23 cents, a 229% improvement from the same quarter a year ago."

Catapult Communications will discuss its fourth quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (800) 901-5231 to access the conference call. International and local participants can dial (617) 786-2961. Please reference Catapult Communications or reservation number 64630540. The conference call will also be available on the Internet from the Investor section of the Company's website.

An online replay of this teleconference will be available on the Company's website for one week following the conference call. A digital recording will also be available one hour after the completion of the conference call through midnight on November 13, 2004. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 34051403.

ABOUT CATAPULT
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers. The Catapult DCT2000(R) and MGTS(R) systems deliver superior high-end test solutions for hundreds of protocols and variants, spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA. 94041.
Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan, China and Australia.

FORWARD LOOKING STATEMENTS
The statements in this press release regarding the Company's business outlook and its projected revenues and earnings per share are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company's dependence on a limited number of customers and the resulting effect of delays or cancellations by such customers of their orders; inability by the Company to meet its production and/or product development schedules; the demand for telecommunications equipment in general, and, in particular, for software-based telecommunications test systems; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the Company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.


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                       CATAPULT COMMUNICATIONS CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except share and per share data)


                                            For the three months ended     For the year ended
                                                   September 30,              September 30,
                                                2004          2003          2004         2003
                                              --------      --------      --------      --------
Revenues:
 Products                                     $ 12,084      $  7,502      $ 45,703      $ 35,344
 Services                                        3,323         2,704        12,315         9,880
                                              --------      --------      --------      --------
Total revenues                                  15,407        10,206        58,018        45,224
                                              --------      --------      --------      --------

Cost of revenues:
 Products                                        1,430         1,370         5,192         5,652
 Services                                        1,152           698         3,570         2,825
Amortization of purchased technology               172           172           686           686
                                              --------      --------      --------      --------
Total cost of revenues                           2,754         2,240         9,448         9,163
                                              --------      --------      --------      --------

                                              --------      --------      --------      --------
Gross profit                                    12,653         7,966        48,570        36,061
                                              --------      --------      --------      --------
Operating expenses:
  Research and development                       3,047         3,107        11,740        13,519
  Sales and marketing                            4,230         3,605        17,075        14,506
  General and administrative                     1,754         1,631         6,885         6,679
  Restructuring costs                             --             730          --             730
                                              --------      --------      --------      --------
Total operating expenses                         9,031         9,073        35,700        35,434
                                              --------      --------      --------      --------

Operating income                                 3,622        (1,107)       12,870           627

Interest income, net                               159           104           480           436
Other income (expense)                             (13)          546           148         1,216
                                              --------      --------      --------      --------

Income before income taxes                       3,768          (457)       13,498         2,279

Provision for (benefit from) income taxes       (1,775)       (1,682)         (413)       (2,086)
                                              --------      --------      --------      --------
Net income                                    $  5,543      $  1,225      $ 13,911      $  4,365
                                              ========      ========      ========      ========

Net income per share:
  Basic                                       $   0.42      $   0.10      $   1.06      $   0.34
                                              ========      ========      ========      ========
  Diluted                                     $   0.38      $   0.09      $   0.95      $   0.33
                                              ========      ========      ========      ========

Shares used in per share calculation:
  Basic                                         13,357        12,879        13,100        12,948
                                              ========      ========      ========      ========
  Diluted                                       14,744        13,121        14,556        13,113
                                              ========      ========      ========      ========

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                       CATAPULT COMMUNICATIONS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                  September 30,     September 30,
                                                      2004              2003
                                                    --------          --------
         ASSETS

Current Assets:
  Cash and cash equivalents                         $ 18,320          $ 11,770
  Short-term investments                              34,350            18,901
  Accounts receivable, net                            10,110            10,598
  Inventory                                            2,380             2,325
  Other current assets                                 2,623             3,503
                                                    --------          --------
          Total current assets                        67,783            47,097

Property and equipment, net                            2,640             3,384
Goodwill and other intangibles                        54,466            55,487
Other assets                                           3,382             1,121
                                                    --------          --------
          Total assets                              $128,271          $107,089
                                                    ========          ========


      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued liabilities          $  7,048          $  7,218
  Deferred revenue - current portion                   5,388             5,576
  Convertible notes payable                             --              17,674
                                                    --------          --------
          Total current liabilities                   12,436            30,468

Deferred Revenue - long-term portion                      70

          Total stockholders' equity                 115,765            76,621
                                                    --------          --------
          Total liabilities and
            stockholders' equity                    $128,271          $107,089
                                                    ========          ========